UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Wheeling Pitt Share Purchase—CSN proposed structure

11/14/2006

Existing WPSC Shares per final proxy		14.9
% of WPSC Shares Available for Tender @ $32		50%
Discount rate on Future $32 Recovery[1]		8%

Initial transaction:		Bankruptcy Price[2]	Realistic Mkt Value[3]	@ $19/Share[4]
Heartland Facility ($mm)		$74	$150	$228
Contributed cash		$50	$50	$50
# of Shares received by CSN	49.5%	14.6	14.6	14.6

$/Share		$8.48	$13.67	$19.00
Implied EBITDA multiple			6.5x	9.8x
CSN ownership:		49.5%	49.5%	49.5%

Rights offering component:
Purchase price to shareholders	$19.00	$19.00	$19.00	$19.00
# of shares purchased	4.6	4.6	4.6	4.6
$ contributed to WP in 1 yr (reduces CSN note)		$88	$88	$88
Discount rate	8.00%
# of Years	1	1.08	1.08	1.08	Discount Factor
PV of $ contributed to WP in 1 yr		$81	$81	$81
CSN ownership:		33.9%	33.9%	33.9%

Convertible note:
Convertible note ($mm)	$175	$175	$175	$175
Underlying shares	9.2	9.2	9.2	9.2

$/Share		$19.00	$19.00	$19.00
Less: PV of proceeds from rights offering		($81)	($81)	($81)

Net outstanding convertible note		$94	$94	$94
Net underlying shares post rights offering		4.6	4.6	4.6
CSN ownership:		49.6%	49.6%	49.6%

Depositary option:
Put Price	$32.00	$32.00	$32.00	$32.00
# of Shares	50.00%	7.5	7.5	7.5
Discount rate	8.00%
# of Years	4	1.36	1.36	1.36	Discount Factor
PV Share Price		$23.52	$23.52	$23.52

$ Value (in mm)		$176	$176	$176
CSN ownership:		68.9%	68.9%	68.9%

Total Value Contributed by CSN (in $mm)		$393	$469	$547
Shares Purchased by CSN		26.7	26.7	26.7

CSN offer		$14.74	$17.59	$20.51

Note: Above analysis assumes the convertible is converted to shares, 50% of existing WPSC shareholders elect to receive B shares in the proposed transaction, rights offering of 4.6mm shares is fully subscribed (reducing the CSN note). Does not take into account CSN’s statement of its intention to sell sufficient shares to remain below 50% ownership of New WPC should they not receive Union approval. This implies that CSN would sell 7.5mm shares (representing approximately 50% of WPC’s existing shares outstanding), which could result in pressure on the stock

1 Based on trading value of CSN’s existing bonds

2 Per CSN 20-F filing for the period ending December 31, 2005 (Note 7, page 30)

3 Implies a Firm value/EBITDA multiple of 6.5x based on $23.2mm of LTM EBITDA for Heartland as of 9/30/06

4 Implies a Firm value/EBITDA multiple of 9.8x based on $23.2mm of LTM EBITDA for Heartland as of 9/30/06

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

Wheeling Pitt Share Purchase—CSN proposed structure

11/6/2006

Existing WPSC Shares as of 2Q06 10-Q		14.7
% of WPSC Shares Available for Tender @ $30		50%
Discount rate on Future $30 Recovery[1]		8%

		Bankruptcy Price[2]	Realistic Mkt Value
Heartland Facility ($mm)		$74	$150
# of Shares received by CSN	49.5%	14.4	14.4

$/Share		$5.13	$10.40

Convertible note ($mm)	$225	$225	$225
Underlying shares		11.8	11.8

$/Share		$19.07	$19.07

Put Price	$30.00	$30.00	$30.00
# of Shares	50.00%	7.4	7.4
Discount rate	8.00%
# of Years	4	1.36	1.36	Discount Factor
PV Share Price		$22.05	$22.05

$ Value (in mm)		$162	$162

Total Value Contributed by CSN (in $mm)		$461	$537
Shares Purchased by CSN		33.6	33.6

CSN offer		$13.74	$16.00

Note: Above analysis assumes the convertible is converted to shares and 50% of existing WPSC shareholders elect to receive B shares in the proposed transaction

1 Based on trading value of CSN’s existing bonds

2 Per CSN 20-F filing for the period ending December 31, 2005 (Note 7, page 30)

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.